Exhibit 99.1



       Ramco-Gershenson Announces Favorable Conclusion to IRS Tax Dispute


     FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Jan. 3, 2007--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that effective December 31, 2006, the Internal Revenue Service has allowed the statute of limitations, as previously extended, for each of the Company's taxable years ended December 31, 1996 through December 31, 2000, to expire. No tax deficiencies were assessed nor did the Internal Revenue Service choose to pursue its proposed disqualification of the Company as a REIT with respect to any such taxable year. The expiration of the statute closes the Internal Revenue Service's examination of the Company for each of aforementioned taxable years.

     "The Company is very pleased that the overhang tax case has come to an end," said Dennis Gershenson, President and Chief Executive Officer of the Company. "We were always confident that a positive outcome was inevitable and the final resolution now puts this issue to rest."

     Ramco-Gershenson Properties Trust owns interests in 81 shopping centers totaling approximately 18.3 million square feet of gross leasable area, consisting of 80 community centers and one enclosed regional mall. The Company's centers are located in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Company's filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Company. Management of Ramco-Gershenson believes that expectations reflected in forward-looking statements are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company's properties are located, the performance of tenants at the Company's properties as well as other factors.

     For further information on Ramco-Gershenson Properties Trust visit the Company's Website at www.rgpt.com


     CONTACT: Ramco-Gershenson Properties Trust
              Dennis Gershenson, President & CEO
              or Richard Smith, CFO, 248-350-9900
              Fax: 248-350-9925